                                                                 EXHIBIT 10.30




                              LEASE AND AGREEMENT

                                 BY AND BETWEEN

                      RICHLAND-LEXINGTON AIRPORT DISTRICT,

                                    LANDLORD


                                      AND

                                AIR SOUTH, INC.,

                                     TENANT

                 RICHLAND-LEXINGTON AIRPORT DISTRICT, LANDLORD
                                      AND

                                AIR SOUTH, INC.

                              LEASE AND AGREEMENT

                                     INDEX

                                                                                                                  Page No.
Article I                                                                                                         --------
PREMISES, RESTRICTIONS AND PRIVILEGES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.1      Demised Premises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.2      Restrictions on the Use of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.3      General Privileges and Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.4      Definition of Public Airport Facilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Article II
OBLIGATIONS OF LANDLORD . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
2.1      Clear Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
2.2      Operation as Public Airport  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
2.3      Condition and Maintenance of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Article III
OBLIGATIONS OF TENANT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
3.1      Right and Obligation to Construct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
3.2      Submission of Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
3.3      Net Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
3.4      Condition of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
3.5      Maintenance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
3.6      Trash, Garbage, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
3.7      Signs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Article IV
LEASE, TERM, RENT AND FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
4.1      Original Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
4.2      Renewal Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
4.3      Rental Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
4.4      Rental Escalation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
4.5      Charges for Late Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
4.6      Field Use Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
4.7      Utilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
4.8      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

                                                                                                                 Page No.
                                                                                                                 --------
Article V
IMPROVEMENTS, ALTERATIONS, AND REPAIRS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
5.1      Requirements of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
5.2      Repairs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
5.3      Alterations and Removals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
5.4      Landlord's Right of Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Article VI
ENVIRONMENTAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
6.1      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
6.2      Landlord's Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
6.3      Tenant's Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
6.4      Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
6.5      Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
6.6      Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

Article VII
INDEMNIFICATION AND INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
7.1      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
7.2      Property Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
7.3      Liability Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
7.4      Worker's Compensation and Employer's Liability Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  18
7.5      Certificates of Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

Article VIII
TERMINATION OF AGREEMENT, CANCELLATION, ASSIGNMENT, AND SUSPENSION  . . . . . . . . . . . . . . . . . . . . . . . . .  19
8.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
8.2      Cancellation by Landlord . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
8.3      Landlord Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
8.4      Cancellation by Tenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
8.5      Assignment and Subletting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
8.6      Suspension of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
8.7      Relocation of Improvements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Article IX
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
9.1      Non-Disturbance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
9.2      Non-Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
9.3      Quiet Enjoyment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
9.4      Surrender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
9.5      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                                                                                 Page No.
                                                                                                                 --------
9.6     Compliance with Laws and Non-Discrimination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
9.7     Succesor and Assigns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
9.8     Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
9.9     Integration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
9.10    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
9.11    Joint and Several Liability; Number and Gender. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
9.12    Recording . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

Signatures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

Exhibit A - Description or Plan of the Property

STATE OF SOUTH CAROLINA                    )
COUNTY OF LEXINGTON                        )
                                           )
RICHLAND-LEXINGTON AIRPORT DISTRICT,       )
                          LANDLORD,        )
                    AND                    )
                                           )       LEASE AND AGREEMENT
AIR SOUTH, INC.                            )
                          TENANT.          )
-------------------------------------------

       THIS LEASE AND AGREEMENT (this "Agreement"), made on this 12th day of December, 1995, but executed on January ___, 1996, between the Richland-Lexington Airport District, a political subdivision of the State of South Carolina (hereinafter referred to as "Landlord"), and Air South, Inc., an Illinois corporation authorized to do business in South Carolina, (hereinafter referred to as "Tenant").

                                  WITNESSETH:

       WHEREAS, Landlord owns and operates Columbia Metropolitan Airport (hereinafter called "Airport") located in Lexington County, South Carolina; and

       WHEREAS, Tenant is signatory to the Airport Use and Lease Agreement dated August 15, 1994 which authorizes Tenant to operate its air transportation business at the Airport; and

       WHEREAS, Landlord deems it advantageous to itself and to its operation of the Airport to lease unto Tenant that certain parcel of land together with any improvements thereon, being located at the Airport as shown on plat marked Exhibit "A" attached hereto and by this reference made a part hereof;

       NOW, THEREFORE, Landlord and Tenant, for and in consideration of the rents, covenants and agreements herein contained, agree as follows:

                                   ARTICLE I

                     PREMISES, RESTRICTIONS AND PRIVILEGES

1.1 Demised Premises. Landlord, for and in consideration of the covenants and conditions hereinafter contained on the part of the Tenant to be performed, and in consideration of the rental hereinafter reserved, does hereby grant, lease, demise and let unto Tenant and Tenant does hereby rent and take from Landlord certain real premises, together with improvements thereon (hereinafter called "Property"), and certain attendant privileges, uses and rights, as hereinafter specifically set out. The exclusive premises conveyed by this Agreement shall be:

                   All that certain real property consisting of approximately
                   11.132 acres and containing two metal buildings of approximately 21,850 sq. ft. and 1,500 sq. ft. respectively, all being located at the Airport as shown and depicted on plat marked Exhibit "A" attached hereto and by this reference made a part hereof.


1.2 Restrictions on use of Property. Tenant by acceptance of this Agreement for itself and its successors and assigns agrees that the Property shall be used as aircraft hangar, maintenance, repair facility, and administrative offices, and such other purposes as the Landlord may approve in writing.

         Tenant for itself, its successors and assigns does hereby agree that it shall not in the future install, construct or erect, or cause to be installed, constructed or erected any form of underground storage tanks for the storage of fuel, petroleum products or any other product at the Property.

         The Tenant additionally agrees to the following restrictions which are hereby declared to be placed on the Property.

         A. That the Landlord reserves unto itself, its successors and assigns, for the use and benefit of the public, a right of flight for the passage of aircraft in the airspace above the surface of the Property, together with the right to cause in said airspace such noise as may be inherent in the operation of aircraft, which might be now known or hereafter invented, used or designed for navigation of or flight in said airspace, and for use of said airspace for landing on, taking off from or operating at the Airport.

         B. That Tenant expressly agrees for itself, its successors and assigns that it will not make any use of the Property which would interfere with the landing or taking off of aircraft at the Airport nor will the Property be used in any fashion so as to constitute an airport hazard.

1.3 General Privileges and Rights. Landlord grants to Tenant the right and privilege to use, on a non-exclusive basis, the Public Airport Facilities, as defined in Section 1.4, and improvements which are now or may hereafter be connected with or appurtenant to the Airport. These general privileges and rights are applicable only to Tenant's operations under this Agreement. Tenant has other privileges and rights under the terms of other leases and agreements and specifically under the Airport Lease and Use Agreement that Tenant executed as an air carrier operating pursuant to 14 C.F.R., Part 121 and doing business at the Airport.

1.4 Definition of Public Airport Facilities. Public Airport Facilities shall include all necessary landing area appurtenances including but not limited to approach areas, runways, taxiways, aprons, aircraft and automobile parking areas, roadways, sidewalks, navigational aids, lighting facilities, terminal facilities or other public facilities appurtenant to the Airport and available to Tenant in connection with the use of the Property.

                                   ARTICLE II

                            OBLIGATIONS OF LANDLORD

2.1 Clear Title. Landlord covenants and agrees that at and until the granting and delivery of this Agreement it is well seized of the Property and has good title thereto, free and clear of all liens and encumbrances having priority over this Agreement; and that Landlord has the full right and authority to lease the same as herein set forth except for such restrictions as may have been imposed by the United States Government by reason of certain Grant Agreements.

         Landlord further covenants that all things have happened and been done to make its granting of this Agreement effective and Landlord warrants to Tenant peaceful possession and quiet enjoyment of the Property during the term hereof, upon performance of Tenant's covenants herein.

2.2 Operating as Public Airport. Landlord covenants and agrees that during the term hereof it will operate and maintain the Airport and its Public Airport Facilities as a public airport consistent and pursuant to the Sponsor's Assurances given by Landlord to the United States Government under the Federal Airport Act, P.L. 91-258, as amended.

2.3 Condition and Maintenance of Property. Subject to the representations and warranties contained in Sections 5.1B and 6.2 below, Landlord shall maintain the demised premises, including the building and any and all equipment, fixtures, and appurtenances, furnished by the Landlord under this lease in good repair and tenantable condition, except in case of damage arising from the act or the negligence of the Tenant, its agents, employees, or licensees. For the purpose of so maintaining said premises and property, the Landlord may at reasonable times, and with the approval of the Tenant, enter and inspect the same and make any necessary repairs thereto.

                                  ARTICLE III

                             OBLIGATIONS OF TENANT

3.1 Right and Obligation to Construct. Tenant shall have the right and the responsibility to provide for the location, construction, erection, maintenance and removal of all buildings and structures on, and improvements to the Property for the purpose of carrying out Tenant's authorized operations.

3.2 Submission of Plans. Should Tenant wish to make improvements or modifications on the site, all plans and specifications for the construction of facilities and improvements (including landscaping) shall be prepared as hereinafter set out and shall require the written approval of Landlord before construction or installation may be undertaken. Tenant shall use its best efforts to submit to Landlord final plans and specifications for any improvements herein referred to in advance of Tenant's anticipated beginning date of construction. Should plans not be in final form, it shall submit such plans as are available and submit final plans within thirty (30) days of the execution of any construction contract between Tenant and its contractor.
These plans shall include a plat plan, drawn to scale, showing the area to be improved, including kind of pavement to be laid, building plans, the area to be fenced, if any, and the kind of fencing to be used, and copies of landscaping plans.

         All improvements shall conform to Landlord's general requirements and shall be architecturally consistent with existing Airport structures.

3.3 Net Lease. This lease in every sense shall be without cost to the Landlord for the development, maintenance and improvement of the Property, except as set forth in Section 2.3 above. It shall be the sole responsibility of the Tenant to keep, maintain, repair and operate the entirety of the Property and all improvements and facilities placed thereon, at Tenant's sole cost and expense, except as set forth in Section 2.3 above.

3.4 Condition of Property. Subject to the representations and warranties contained in Section 6.2 below, Tenant accepts the Property in its present condition, and, without expense to Landlord, will remove or cause to be removed any construction debris to the extent required for its use thereof.

3.5 Maintenance. Tenant shall, at its sole cost and expense, maintain the Property and the buildings, improvements and appurtenances thereto, in a presentable condition and at least equal in appearance and character to other similar improvements at the Airport. Tenant shall repair all damages to the Property caused by its agents, employees, licensees or its operation thereon; shall maintain and repair all equipment thereon, including any drainage installations, paving, curbs, islands, buildings and improvements; and shall repaint its own buildings and structures as necessary; subject, however, to Landlord's obligations as set forth in Section 2.3 above.

         Landlord, in its discretion, shall be the sole judge of the quality of maintenance. Upon written notice by Landlord to Tenant, Tenant shall be required to perform whatever maintenance Landlord deems necessary. If said maintenance is not undertaken by Tenant within thirty (30) days after receipt of written notice, Landlord shall have the right to enter upon the Property and perform the necessary maintenance, the cost of which shall be borne by Tenant.

3.6 Trash, Garbage, etc. Tenant shall provide a complete and proper arrangement for the adequate sanitary handling and disposal, away from the Airport, of all trash, garbage and other refuse caused by or as a result of the operation of its business. Tenant shall provide and use suitable covered metal receptacles for all such garbage, trash and other refuse. Piling of boxes, cartons, barrels or other similar items, in any unsightly or unsafe manner, on or about the demised premises, is forbidden.

3.7 Signs. Tenant shall not maintain or erect upon the outside of any improvements on the Property any billboards or advertising signs without first obtaining written approval of the Landlord.

                                   ARTICLE IV

                           LEASE, TERM, RENT AND FEES

4.1 Original Term. This Agreement shall be effective from the date first above set forth. The term of this Agreement shall commence on January 1, 1996, (the "Commencement Date") and expire at midnight on fifth (5th) anniversary of the Commencement Date.

4.2 Renewal Option. Tenant is hereby granted one (1) five-year option to renew and extend the term of this Agreement, commencing upon the expiration of the original term, upon the same terms and conditions set forth in this Agreement for the Original Term, except for the rent which will be adjusted as described in Section 4.4. Tenant may exercise the renewal option by written notice to Landlord at least sixty (60) days before expiration of the original term.

4.3 Rental Fees. Tenant agrees to pay Landlord for the use of the premises and facilities herein granted the sum of One Hundred Thirty Four Thousand ($134,000.00) Dollars per annum, payable in equal monthly installments in the amount of Eleven Thousand One Hundred Sixty Six and 67/00 ($11,166.67) Dollars on the first (1st) day of each month in advance, with the first installment due and payable on the Commencement Date, and with similar payments on the first day of each and every calendar month thereafter and continuing for the first five years of the Original Term. If the Commencement Date does not coincide with the first day of a calendar month, the rental fees for that calendar month shall be prorated for the number of days remaining in such a calendar month.

4.4 Rental Escalation. For the period commencing with the option period, January 1, 2001, through December 31, 2005, the rental fee shall be calculated and adjusted based on the percentage increase in the Consumer Price Index ("CPI") for the base month of October, 1995 as compared with the base month of October 2000 and the rent adjusted and paid on a monthly basis; provided, however, that the annual rental fees for any given year shall not be less than the annual rental fees paid during the immediately preceding year.

         The percentage increase in the CPI as outlined above shall be conclusively determined by the "Consumer Price Index: U.S. city average and available local area data: all items; South urban, Size C - 50,000 to 450,000" as published by the Bureau of Labor Statistics of the United States Department of Labor or its successors. Should the CPI as now prepared be modified or changed, the parties agree to be bound by its comparable successor.

         Rental adjustments shall be paid retroactively in the event of a delayed calculation for such rental adjustment. Such adjustment, in lump sum, shall be due on the first (1st) day of the month following such adjustment.

4.5 Charges for Late Payment. Time is of the essence for the payment of all rents, fees and charges hereunder. Should Tenant fail to make any payment so that it is received by Landlord not later than permitted under this Agreement, the sum shall be adjudged to be past due and a late charge of one and one-half (1-1/2%) percent shall be due and payable. Thereafter, a late charge of 1-1/2% per month shall continue to accrue until paid.

4.6 Field Use Charges. Nothing herein shall be deemed to relieve Tenant, its agents, servants, employees, independent contractors, licensees, invitees and others from rates and charges due and payable under the terms of other leases and agreements and specifically under the Airport Lease and Use Agreement that Tenant executed as an air carrier operating pursuant to 14 C.F.R., Part 121 doing business at the Airport.

4.7 Utilities. Tenant shall pay all charges for heat, gas, steam, water, electricity and other utilities and services, including sprinkler and sewage charges, used by Tenant in connection with the Property (the "Utilities"). Landlord and Tenant agree that such Utilities and storm sewer facilities are adequate for Tenant's expected use.

4.8 Taxes. During the pendency of this Agreement, Tenant agrees that it will pay any and all taxes of whatsoever kind or nature levied against the use of the Property, and, should any present or subsequent legislation or modification impose real estate taxes, "in lieu of" fees, or possessory interest taxes on the Property or otherwise, Tenant agrees that it will pay such taxes. Furthermore, Tenant agrees to pay all documentary stamp taxes applicable to this Agreement pursuant to the prevailing statutory law and rules promulgated thereto by the South Carolina Department of Revenue.

                                   ARTICLE V

                     IMPROVEMENTS, ALTERATIONS AND REPAIRS

5.1      Requirements of Law.

         A. Tenant shall, at Tenants expense, promptly comply with all federal, state and local laws, statutes, ordinances, rules, codes, orders, regulations and requirements (the "Law") applicable to facilities and improvements constructed or erected by Tenant pursuant to this Agreement as well as to Tenant's particular use of the Property.

         B. Landlord represents and warrants that the Property is presently in compliance with the Laws and that the Property shall be in compliance with the Laws on the Commencement Date. Thereafter, Landlord shall, at Landlord's expense, promptly comply with all Laws applicable to the physical nature and character of the Property or otherwise applicable to the makeup of the Property as opposed to Tenant's use thereof.

5.2 Repairs. Tenant, at Tenant's expense, shall assume the responsibility for maintenance, upkeep and repair necessary to keep the Property and all improvements and facilities placed thereon in a safe and serviceable condition, except as set forth in Section 2.3, above.

5.3 Alterations and Removals. Tenant may make such alterations, additions, and improvements to the Property as Tenant may in its discretion deem necessary or appropriate for the conduct of Tenant's business therein. Tenant shall first obtain Landlord's approval, which approval shall not be unreasonably withheld, conditioned, or delayed. Such alterations, additions and improvements shall become the property of Landlord after the term of this Agreement and shall be surrendered with the Property as a part thereof.

Provided, however, that at Landlord's option, Tenant shall be required to remove all buildings, structures and improvements to the Property, including all foundations, and any debris thereon and return the Property to Landlord in a clean and clear condition. Notwithstanding the foregoing, Tenant may install and shall have the right to remove from time to time and at the expiration or earlier termination of this Agreement, Tenant's trade and business fixtures and equipment. Tenant shall promptly repair any damage to the Property caused by the removal of any of Tenant's property.

5.4 Landlord's Right of Access. Landlord, its agents and employees may enter the Property during normal business hours to inspect the same to ascertain whether Tenant is performing its obligations under this Agreement, and at any time, as agreed upon with Tenant, to make required repairs, alterations, improvements or additions. During such entries, Landlord may take onto the Property all material required for the foregoing purposes without the same constituting an eviction of Tenant in whole or in part provided that the same does not unreasonably interfere with Tenant's operations.

         Landlord or Landlord's agents may, only during the three (3) months preceding expiration of this Agreement, during normal business hours, show the Property to prospective tenants and place in one or more conspicuous places upon the exterior of the Property, sale and rental notices in usual form, provided they do not interfere with Tenant's use. Such entry for this purpose must be upon at least twenty-four (24) hours notice to Tenant. Landlord's entry onto the Property for this purpose shall not result in any inconvenience or interference of Tenant's operations.

                                   ARTICLE VI

                            ENVIRONMENTAL PROVISIONS

6.1      Definition.  The following definitions are for purposes of this
Article VI.

         A. "Environmental Condition" means any condition that may exist or have existed with respect to soil, surface or ground waters, stream sediments, and every other environmental medium, which conditions could require investigation and/or remediation or which could result in claims, demands, orders or liabilities by or to third parties, including without limit governmental entities.

         B. "Hazardous Materials" means any chemical, compound, constituent, material, waste, contaminant, or other substance as defined in or regulated by any of the following sources as amended from time to time:

                          i. The Resource Conservation and Recovery Act of 1976 ("RCRA") 42 U.S.C. Section 6901 et seq. as amended by the Solid Waste Disposal Act;

                          ii. The Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") 42 U.S.C. Section 9601 et seq. as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA");

                          iii. The Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.;

                          iv.     The Toxic Substances Control Act, 15 U.S.C.
                                  Section 2601, et seq.;

                          v. The Clean Water Act, 33 U.S.C. Section 1251, et seq.;

                          vi. The Clean Air Act, 42 U.S.C. Section 1857, et seq.;

                          vii.    The Emergency Planning and Community
                                  Right-to-know Act, 42 U.S.C. Section 11001, et seq.; and

                          viii.   Any other environmental law.

         C. "Petroleum" or "petroleum product(s)" means crude oil or any fraction thereof, including, but not limited to, gasoline, diesel fuel, kerosene, aviation fuel, and any combination, mixture, or constituents of any of the foregoing as defined in or regulated by any of the following sources as amended from time to time:

         i.      The State Underground Petroleum Environmental
                 Response Bank Act of 1988 ("SUPERB"), S.C.
                 Code Ann. Section 44-2-10 et seq. (Law
                 Co-op. Supp. 1993);

         ii.     The South Carolina Pollution Control Act,
                 S.C. Code Ann. Section 48-1-10 et seq. (Law
                 Co-op. 1987 and Supp. 1993);

         iii.    S.C. Code Ann. Section 48-43-10 et seq. (Law
                 Co-op. 1987 and Supp. 1993) (Regulation of
                 Oil and Gas Exploration, Drilling,
                 Transportation, and Production); and

         iv.     Any other environmental law.

6.2 Landlord's Representations. Landlord represents and warrants to Tenant as follows:

         A. Landlord has at all times complied and shall at all times during the term this Agreement comply with all applicable federal, state and local environmental laws and regulations applicable to the Property and any activities conducted thereon.

         B. There is no pending or threatened private or governmental claim, order or litigation, nor is there any pending or threatened judicial or administrative action or order, pertaining to or affecting the Property.

         C. Landlord has not caused or permitted, shall not cause or permit, and Landlord has no knowledge of any Environmental Condition on the Property.

         D. Landlord has no knowledge of any Environmental Condition concerning any real property adjacent to the Property that would adversely affect the Property.

6.3 Tenant's Representations. Tenant shall not cause or permit any Hazardous Material or Petroleum Product, including any solid, liquid, vapor, soot, fumes, acids, alkalis, or waste including materials to be recycled, reconditioned, or reclaimed, to be brought upon, kept, or used in or about the Property by Tenant, its agents, employees, contractors, or up without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold as long as Tenant demonstrates to Landlord's reasonable satisfaction that such Hazardous Material or Petroleum Product is necessary or useful to Tenant's business and will be used, kept, and stored in a manner that complies with all laws, existing or as they may be enacted in the future, regulating any such Hazardous Material or Petroleum Product so brought upon or used or kept in or about the Property. This Section
6.3 shall not be construed to prohibit routine aircraft maintenance activities performed in compliance with applicable state and federal guidelines.

         If Tenant breaches the obligations stated in the preceding paragraph, or if the presence of Hazardous Material or Petroleum Product on the Property caused or permitted by Tenant results in contamination of the Property, or if contamination of the Property by Hazardous Material or Petroleum Product otherwise occurs, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Property, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Property, damages arising from any adverse impact on marketing of the Property, and sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the term of this Agreement as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal, or restoration work required by any federal, state, or local government agency or political subdivision because of Hazardous Material or Petroleum Product present in the air, soil or ground water on or under the Property. Without limiting the foregoing, if the presence of any Hazardous Material or Petroleum Product on the Property caused or permitted by Tenant results in any contamination of the Property, Tenant shall promptly take all actions at its sole expense as are necessary to return the Property to the condition existing prior to the introduction of any such Hazardous Material or Petroleum Product to the Property; provided that Landlord's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Property.

6.4 Disclosure. At the commencement of this Agreement, and on January 1 of each year thereafter (each such date being hereafter called "Disclosure Dates"), including January 1 of the year after the termination of this Agreement, Tenant shall disclose to Landlord the names and amounts of all Hazardous Materials or Petroleum Products, or any mixture or combination thereof, which were brought upon, kept or used on the Property, or which Tenant intends to bring upon, keep or use on the Property, other than such products excluded by the provisions of Section 6.3 above.

6.5 Inspection. Landlord and its agents shall have the right, but not the duty, to inspect the Property at any time to determine whether Tenant is complying with the terms of this Agreement. If Tenant is not in compliance with this Agreement, Landlord shall have the right to immediately enter upon the Property to remedy any contamination or Environmental Condition caused by Tenants failure to comply, notwithstanding any other provision of this Agreement. Landlord shall use its best efforts to minimize interference with Tenant's business but shall not be liable for any interference caused thereby.

6.6 Survival. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties made and the indemnity obligations provided for in this Article VI shall survive the expiration or termination of this Agreement.

                                  ARTICLE VII

                         INDEMNIFICATION AND INSURANCE

7.1 Indemnification. Tenant shall protect, defend and hold Landlord completely harmless from and against any and all liabilities, losses, suits, claims, judgments, fines, or demands arising by reason of injury or death of any person or damage to any property, (including but not limited to attorney fees, court costs, and expert fees), of any nature whatsoever arising out of or incidental to this Agreement and the use or occupancy of the Premises or the acts or omissions of Tenant's directors, officers, agents, employees, contractors, subcontractors, or licensees. Landlord shall give Tenant reasonable notice of any claims or actions made against Landlord which may result in a judgment for damage, penalty, time, cost, liability claim of loss against Landlord because of such injury or damage and deliver to Tenant all papers, notices, documents, summonses and other legal process served on Landlord or its agents; provided, that Tenant and its insurer or either of them shall have the right to compromise and defend all claims, actions, suits and proceedings to the extent of Tenant's interest therein and in connection therewith and that the parties agree to faithfully cooperate with each other and with Tenant's insurer in the defense thereof.

         It is expressly understood and agreed that Tenant is and shall be deemed to be an independent contractor and operator responsible to all parties for its acts and omissions. It is further agreed that in the use of the Airport, in the erection or construction of any improvements thereon, and in the exercise or enjoyment of the privileges herein granted, Tenant shall indemnify and save harmless the Landlord from any and all losses that may proximately result to the Landlord because of any negligence on the part of Tenant. The provisions of this section shall survive the expiration or early termination of this Agreement for a period of twenty (20) years, except for environmental matters or matters for which there is no statute of limitations.

7.2 Property Insurance. During all terms of this Agreement, Tenant shall, at Tenant's expense, provide and maintain, insurance on all buildings, structures and leasehold improvements constructed or erected on the Property against the perils covered by a standard fire insurance policy with extended coverage, vandalism and malicious mischief, and sprinkler leakage endorsements. Such insurance shall be maintained on a basis of not less than one hundred percent (100%) of actual replacement value of all buildings, structures and improvements located on the Property and sufficient to meet co-insurance requirements. Tenant shall have the right to obtain a policy containing a deductible provision. Tenant shall name Landlord as an additional insured on such policy.

         The proceeds of any such insurance, paid on account of casualties covered under said policy, shall be used to defray the cost of repairing, restoring or reconstructing said buildings, structures and leasehold improvements, as necessary. If all or any portion of buildings, structures or leasehold improvements constructed or erected on the Property are partially or wholly destroyed by fire or other casualty, rental fees with respect to the

Property shall be proportionately abated from the date of such damage or destruction until such time as Tenant, at its own expense and cost, exercising due diligence, shall put such buildings, structures or leasehold improvements in useable order; provided, however, rental fees shall not be abated for a period longer than one hundred eighty (180) days.

7.3      Liability Insurance.

         Tenant shall at all times during the term of this Agreement carry commercial general liability insurance covering Tenants operations on the Property, and its officers, employees, servants, agents, up, and licensees; insuring against liability for personal injury, bodily injury, including death in a minimum sum of Five Million ($5,000,000) Dollars per person and a maximum of Twenty-Five Million ($25,000,000) Dollars for any one accident or occurrence; and property damage for Five Million ($5,000,000) Dollars for any one accident or occurrence. Landlord shall be named as an additional insured on all insurance coverage.

7.4 Worker's Compensation and Employer's Liability Insurance. Tenant shall, at its sole cost and expense, obtain Worker's Compensation and Employer's Liability insurance with South Carolina statutory limits.

7.5 Certificates of Insurance. Tenant shall provide the Landlord with a certificate of insurance evidencing the insurance required to be maintained by Tenant upon the execution of this Agreement, and upon the reasonable request from the Landlord from time to time, a certificate of insurance evidencing that such insurance is in full force and effect.

         Tenant shall maintain said insurance required under this Article VII with insurance underwriters authorized to do business in the State of South Carolina reasonably satisfactory to Landlord. Said policies or certificates shall contain a provision that written notice of cancellation or of any material change in said policy by the insurer shall be delivered to Landlord ten (10) days in advance of the effective date thereof.

                                  ARTICLE VIII

                           TERMINATION OF AGREEMENT,

                    CANCELLATION, ASSIGNMENT, AND SUSPENSION

8.1 Termination. This Agreement shall terminate at the expiration of the full term hereof, and Tenant shall have no further right or interest in any of the lands or improvements hereby demised, except as provided in Section 6.7 hereof.

8.2 Cancellation by Landlord. Landlord shall have the right, upon notice to Tenant, to cancel this Agreement in its entirety, upon or after the happening of one or more of the following events, if said event or events shall be then continuing:

         A.      The permanent abandonment of the Airport as an air terminal.

         B. The lawful assumption by the United States government, or any authorized agency thereof, of the operation, control, or use of the Airport, or any substantial part or parts thereof in such manner as to substantially restrict Tenant from operating at the Property for a period of at least ninety (90) days; provided, however, Tenant shall not be obligated to make rental payments after the effective date of such assumption.

         C. The default by Tenant in the performance of any covenant or agreement herein required (other than payment of rent) to be performed by Tenant and failure of Tenant to remedy such default for a period of thirty (30) days after receipt from Landlord of notice to remedy same.

         D. Tenant fails to pay when due any rental fee or other payment to be made by Tenant hereunder and does not cure such failure within thirty (30) days after Landlord's Executive Director, or his successor, gives Tenant notice thereof.

         E. Tenant violates or breaches or fails to fully and completely observe, keep, satisfy, perform and comply with, any agreement, term, covenant, condition, requirement, restriction, or provision of this Agreement (other than payment of rent, additional rent, or any other payment to be made by Tenant) and does not cure such failure within thirty (30) days after Landlord gives Tenant notice thereof or, if such failure shall be incapable of cure within thirty (30) days, Tenant does not commence to cure such failure within the thirty (30) day period and continuously prosecute the performance of same to completion with due diligence.

         F. Tenant becomes insolvent as defined in the Uniform Commercial Code in effect in the State of South Carolina, or makes an assignment for the benefit of creditors; or any action is brought by Tenant seeking its dissolution or the liquidation of its assets or seeking an appointment of a trustee, interim trustee, receiver or other custodian for any of its property; or Tenant commences a voluntary proceeding under the Federal Bankruptcy Code; or any reorganization or arrangement proceeding is instituted by Tenant for the settlement, readjustment, composition, or extension of any of its debts upon any terms; or any action or petition is otherwise brought by Tenant seeking similar relief or alleging that it is insolvent or unable to pay its debt as they mature; or if any action is brought against the Tenant seeking its dissolution or liquidation of any of its assets, or seeking the appointment of a trustee, interim trustee, receiver, or other custodian for any of its property and any such action as consented to or acquiesced in by the Tenant or is not dismissed within thirty (30) days after the date upon which it was instituted; or any proceeding under the Federal Bankruptcy Code is instituted against Tenant and either an order for relief is entered in such proceeding or such proceeding is consented to or acquiesced in by Tenant or is not dismissed within thirty (30) days after the day upon which it was instituted; or any reorganization or arrangement proceeding is instituted against Tenant for the settlement, readjustment, composition or extension of any of its debts upon terms, and such proceeding is consented to or acquiesced in by Tenant or is not dismissed within thirty (30) days after the date upon which it was instituted; or any action or petition is otherwise brought against Tenant seeking similar relief alleging that it is insolvent, unable to pay its debts as they mature, or generally not paying its debts as they become due, and such action or petition is consented to or acquiesced in by Tenant or is not dismissed within thirty (30) days after the date upon which it was brought, the Tenant shall be in default under this Agreement.

         G. Tenant abandons the premises leased to it hereunder for a continuous period of sixty (60) days at any one time, except when such abandonment is caused by fire, earthquake, war, strike, or other calamity beyond Tenant's control.

         H. Tenant is divested of, or is prevented by any final action of any Federal or State authority from conducting and operating the transportation of persons using its fleet of aircraft.

         In the event of any cancellation or termination of this Agreement by Landlord under circumstances specified in this Article VIII, all fixed improvements erected or installed in or upon the demised premises by Tenant shall become the absolute property of Landlord.

8.3 Landlord Remedies. If Tenant is in default under this Agreement, Landlord may pursue any one or more of the following remedies, without any notice (except as specifically provided below) or demand whatsoever and without prejudice to any other remedy which it may have for possession of the premises, for arrearage in rent, or other amounts payable by Tenant.

         A.      Landlord may terminate this Agreement by giving Tenant sixty
                 (60) days notice of termination in which event Tenant shall quit and vacate the premises and deliver and surrender possession of the premises to Landlord and this Agreement shall be terminated at the time designated by Landlord in its notice of termination to Tenant.

         B. With or without terminating this Agreement, Landlord may enter upon and take possession of the premises and expel or remove Tenant and any other person who may be occupying the premises, without being liable for prosecution or any claim for damages.

         C. Landlord may re-lease the premises or any part thereof and receive a rental fee for any such re-leasing, in which event Tenant shall pay to Landlord on demand any deficiency that may arise by reason of such re-leasing.

         D. Landlord may collect and sue Tenant from time-to-time for the amount of any rent, additional rent, late charges, or other amounts then owing by Tenant to Landlord; and exercise all other remedies provided by law, including distraint.

         E. With or without terminating this Agreement, Landlord may bring an action against Tenant to recover from Tenant all damages suffered, incurred, or sustained by Landlord (including without limitation court costs, reasonable attorneys' fees, and expert fees actually incurred) as a result of, by reason of, or in connection with such default, or to obtain specific performance of Tenant's obligations under this Agreement.

         F. Landlord may do whatever Tenant is obligated to do under the terms of this Agreement, in which event Tenant shall reimburse Landlord on demand for any expenses, including, without limitation, court costs, reasonable attorneys' fees, and expert fees which Landlord may incur, thus effecting satisfaction and performance of, or compliance with Tenant's duties and obligations under this Agreement. No action taken by or on behalf of Landlord shall be construed to be an acceptance of surrender of this Agreement. No termination of this Agreement shall affect Landlord's right to collect rent or other amounts due for the period prior to the termination.

8.4 Cancellation by Tenant. Tenant may cancel this Agreement in its entirety by giving Landlord sixty (60) days notice of same upon or after the breach by Landlord of any of the covenants or agreements herein contained and the failure of Landlord to remedy such breach for a period of thirty (30) days after receipt of a notice of the existence of such breach; provided, however, that if the breach cannot reasonably be remedied within the thirty-day period, this Agreement shall not be canceled if Landlord commences to cure the breach within the thirty-day period and diligently and in good faith continues to cure the breach. Additionally, Tenant may cancel this Agreement under the provisions provided in Section 8.2 (B) above.

8.5 Assignment and Subletting. Tenant shall not at any time sublet, assign, transfer, convey, mortgage, pledge or encumber its interest under this Agreement, or any part of the Property, to any party, without prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant shall have the right to sub-lease portions of its buildings provided that such sub-leasing shall be with the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

         All such assignments, transfers or sub-leases shall be to financially responsible parties and shall provide that the uses to which the Property is put shall remain unchanged. Tenant shall have the right to make assignments of this Agreement to any lender, provided that such assignment shall be with the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

8.6 Suspension of Agreement. During the time of war or national emergency, Landlord shall have the right to lease the landing area or any part thereof to the United States Government for military use. If any such lease is executed, any provisions of this instrument which are inconsistent with the provisions of the lease to the United States Government shall be suspended. Additionally, and at the option of Tenant, this Agreement may be canceled or extended by the amount of time in the period of such suspension.

8.7 Relocation of Improvements. In the event Landlord requires the demised premises for expansion or development of the Airport, Landlord reserves the right, on six (6) months' notice, to relocate or replace Tenant's improvements at Landlord's cost and expense in substantially similar form at another generally comparable location on said Airport.

                                   ARTICLE IX

                                 MISCELLANEOUS

9.1 Non-Disturbance. Landlord represents and warrants that there are no ground leases, mortgages, or other encumbrances affecting the Property or Tenants proposed use thereof except land use guidelines and Federal Aviation Administration grant assurance restrictions.

9.2 Non-Waiver. The failure of either party to insist upon strict compliance with any of the covenants or conditions of this Agreement or to exercise any right hereunder in any one or more instances shall not be construed as a waiver for the future of any such covenant, condition or right.

9.3 Quiet Enjoyment. Landlord covenants that on paying the rental fee and performing the covenants to be performed by Tenant, Tenant shall peaceably and quietly have, hold and enjoy the Property for the Term of this Agreement, including any renewal or extension periods.

9.4 Surrender. Except as provided in Section 5.4 hereof, Tenant shall surrender the Property at the expiration or earlier termination of this Agreement in broom clean condition and good order and repair, except that Tenant shall not be responsible for conditions resulting from ordinary wear and tear or any condition which is not an obligation of Tenant to remediate or repair under the terms of this Agreement.

9.5 Notices. All notices and demands of any kind (a "Notice") which either party may be required or may desire to give the other party pursuant to this Agreement shall be in writing and shall be served by personal delivery, registered or certified mail return receipt requested and postage prepaid or by overnight delivery service which obtains a receipt for delivery. Either party may change the address or person to which Notices to it are to be given by notice to the other party as provided herein.

9.6      Compliance with Laws and Non-Discrimination.

         A. All provisions of this Agreement shall be subordinate to the rights of the United States of America to operate the National Aviation System or any part thereof during time of war or national emergency. Such rights supersede any provisions of this Agreement inconsistent with the operations of the National Aviation System of the United States; provided, however, Tenant shall have the right to terminate this Agreement if its use is not allowed or is substantially impaired.

         B. Tenant for itself, its personal representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby agree that (i) no person shall be excluded from participation in, denied the benefits of, or otherwise discriminated in the use of the Property on the grounds of race, color, national origin or sex; (ii) no person shall be excluded from participation in, denied the benefits of, or otherwise discriminated in the construction of any improvements on, over, or under the Property and the furnishing of services thereon on the grounds of race, color, national origin or sex; and (iii) Tenant shall use the Premises in compliance with all other requirements imposed by or pursuant to 49 CFR, Subtitle A, Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as said Title and Regulations may be amended.

         C. Tenant acknowledges that the provisions of 49 CFR, Part 23, Disadvantaged Business Enterprises ("DBE"), as said regulations may be amended, and such other similar regulations as may be enacted, may be applicable to the activities of Tenant under the terms of this Agreement, unless exempted by said regulations, and hereby agrees to comply with the Federal Aviation Administration and the United States Department of Transportation laws and Regulations, in reference thereto. These requirements may include, but not be limited to, compliance with DBE participation goals, the keeping of certain records of good faith compliance efforts, which would be subject to review by the various agencies, the submission of various reports and, if so directed, the contracting of specified percentages of goods and services contracts to Minority Business Enterprises.

         D. In the event of breach of any of the above nondiscrimination covenants, Landlord shall have the right to cancel this Agreement after such action as the United States Government may direct to enforce this covenant has been followed and completed, including exercise or expiration of appeal rights.

9.7 Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors and assigns.

9.8 Captions. The headings and captions used in this Agreement are for convenience of reference only and shall not affect the meaning of this Agreement in any way.

9.9 Integration. This Agreement constitutes the entire understanding between the parties hereto and the parties shall not be bound by any prior or contemporaneous agreements, understandings or conditions respecting the subject matter hereof other than those expressly set forth and stipulated in this Agreement. This Agreement may be amended only by writing signed by Landlord and Tenant. Except as provided in Section 6.7 hereof, no provision of this Agreement shall survive the expiration or earlier termination of this Agreement.

9.10 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of South Carolina.

9.11 Joint and Several Liability Number and Gender. If any of the parties to this Agreement consist of more than one person or entity, each such person and entity shall be jointly and severally liable for the performance of this Agreement. For purposes of this Agreement the neuter shall include the masculine and the feminine, and the singular shall include the plural and the plural the singular, as the context may require.

9.12 Recording. The parties hereto agree to execute a memorandum for recording purposes in lieu of recording the entire Agreement should recording be desirable.

         IN WITNESS WHEREOF, the parties hereto intending to be legally bound, hereby, have caused this Agreement to be duly executed as of the day and year first above written.

                                       TENANT:
WITNESS AS TO TENANT                   AIR SOUTH, INC.
                                                        (CORPORATE SEAL)

                                       BY:
------------------------------            --------------------------------

                                       Its:
------------------------------            --------------------------------

                                       Address for Notice:
                                       Air South, Inc.
                                       Attn: President
                                       1800 St. Julian Place, 4th Floor
                                       Columbia, SC 29211

                                       Copy to:
                                       David Y. Monteith, Esquire
                                       Attorney at Law
                                       2805 Millwood Avenue
                                       Columbia, SC 29205



                                       LANDLORD:
WITNESS AS TO LANDLORD:                RICHLAND-LEXINGTON AIRPORT DISTRICT
                                                                    (SEAL)

                                       BY:
-----------------------------          -----------------------------------
                                       H. Ray Ham, Chairman


                                       BY:
-----------------------------          -----------------------------------
                                       Robert H. Waddle, AAE, Executive Director

                                       Address for Notice:
                                       Executive Director,
                                       Columbia Metropolitan Airport
                                       3000 Aviation Way
                                       West Columbia, SC 29170

                                       Mailing address:
                                       P.O. Box 280037
                                       Columbia, SC 29228-0037

                                                                      EXHIBIT A








                                  [ROAD MAP]

STATE OF SOUTH CAROLINA                    )
COUNTY OF LEXINGTON                        )
RICHLAND-LEXINGTON AIRPORT DISTRICT,       )
                      LANDLORD,            )
                 AND                       )       ADDENDUM No. 1 TO
                                           )       LEASE AND AGREEMENT
AIR SOUTH, INC.                            )
                                           )
                      TENANT.              )


         THIS ADDENDUM No. 1 is made on this 12th day of December, 1995, but executed on January 5, 1996, between the Richland-Lexington Airport District, a political subdivision of the State of South Carolina (the "Landlord"), and Air South, Inc., an Illinois corporation, (the "Tenant").

                                  WITNESSETH:

         WHEREAS, Landlord owns and operates Columbia Metropolitan Airport (the "Airport") located in Lexington County, South Carolina; and

         WHEREAS, contemporaneously with this Addendum No. 1, Landlord and Tenant have entered into a Lease and Agreement for certain real property as described therein (the "Property"); and

         WHEREAS, the Property is subject to a Lease For Real Property No. DACA21-5-90-1047 between the District and the United States of America (the "Government Lease") which expires and terminates all leasehold interests on December 31, 1995; and

         WHEREAS, Landlord believes that commencing on January 1, 1996, it has the legal right to be well seized of the Property and has good title thereto, free and clear of all liens, encumbrances and prior leases, including the Government Lease, and it has the full right and authority to lease the Property subject to certain restrictions which might have been imposed by the United States Government by reason of certain Grant Agreements unrelated to the Government Lease; and

         WHEREAS, Landlord believes that it may have actual or implied notice that the United States Government will not vacate the Property at the expiration of the Government Lease on December 31, 1995.

         NOW, THEREFORE, Landlord and Tenant, for and in consideration of the mutual covenants and promises herein contained, and notwithstanding any agreements to the contrary contained in the Lease and Agreement, agree as follows:

1. Landlord shall warrant and defend Tenant against any condemnation action initiated by the United States Government with respect to the Lease and Agreement entered between Landlord and Tenant regarding the Property.

2. In the event that the United States Government does not vacate the Property at the expiration and termination of the Government Lease, Landlord shall initiate eviction proceedings in a court of competent jurisdiction, and shall proceed in good faith and without unreasonable delay to remove any hold-over tenant from the Property.

3. In the event that the United States Government prevails in condemnation proceedings against the Lease and Agreement, or in the event that Landlord does not prevail in eviction proceedings or is otherwise unable to terminate and remove any holdover tenant from the Property within ninety (90) days from the commencement of such hold-over tenancy, Tenant may cancel the Lease and Agreement without prejudice.

4. No rent shall be due and payable until possession of the property is delivered to the Tenant; provided, however, beginning January 31, 1996, Tenant may, upon thirty (30) days notice, cancel the Lease and Agreement without prejudice.

5. This Addendum No. 1 to the Lease and Agreement shall become effective upon its execution and shall expire and all of its provisions terminate on the 30th of June, 1996.

         IN WITNESS WHEREOF, the parties hereto intending to be legally bound, hereby, have caused this Addendum No. 1 to the Lease and Agreement to be duly executed as of the day and year first above written.

                              TENANT:
WITNESS AS TO TENANT          AIR SOUTH, INC.
                                                 (CORPORATE SEAL)


                              BY:
-------------------------        --------------------------------

                              Its:
-------------------------         -------------------------------


                              LANDLORD:
WITNESS AS TO LANDLORD:       RICHLAND-LEXINGTON AIRPORT DISTRICT
                                                           (SEAL)


                              BY:
-------------------------     ----------------------------------
                              H. Ray Ham, Chairman


                              BY:
-------------------------     ----------------------------------
                              Robert H. Waddle, AAE, Executive Director